NovaStar Financial Agrees to Purchase $940 million Bulk Loan Pool

Company Also Announces Flexibility in Securitization Structures

KANSAS CITY, MO., March 24, 2006 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, today announced the signing of a definitive agreement to buy approximately $940 million of nonconforming mortgage loans, pending due-diligence. The company intends to permanently finance these mortgage assets by including them in an asset backed securitization during the second quarter of 2006. This securitization is expected to be structured as a financing transaction for both financial reporting (GAAP) and federal income tax purposes. Until that time, NovaStar will temporarily finance these assets through a previously negotiated warehouse line of credit with the seller.

In addition to the securitization of the recently purchased mortgage loans, NovaStar announced that it intended to structure its first securitization in 2006, a $1.35 billion transaction, as an on-balance sheet financing transaction for both GAAP and tax purposes.

“We intend to maintain flexibility with respect to our overall business strategy, including our ability to structure securitizations as sales or financings for GAAP and tax purposes. This flexibility allows us to continue providing shareholders with the tax benefits associated with NovaStar’s REIT status, while complying with certain income and asset tests to maintain our tax advantaged structure. In order to satisfy these tests in a variety of interest rate environments, it may be necessary to periodically add additional real estate assets to our GAAP and tax balance sheets through securitizations treated as financings. By structuring the securitization of these mortgage loans as financings, we will add approximately $2.6 billion of REIT qualified assets to our balance sheet. In addition, these transactions will provide greater qualified real estate income for various REIT income tests,” said Greg Metz, NovaStar’s Chief Financial Officer.

The company anticipates that structuring these securitizations as financings will reduce GAAP earnings in the first quarter of 2006, since 1) For these transactions, NovaStar will not report a gain on sale as it would if the securitizations were accounted for as sales, which has been the typical method over the last several years, and 2) NovaStar will establish an initial loan loss reserve related to maintaining the loans on its balance sheet. However, for the full year, NovaStar does not believe structuring these transactions as financings will have a material impact on reported GAAP earnings or affect its previous 2006 dividend guidance of at least $5.60 per common share. Furthermore, the company stated that the initial difference in net income will reverse itself over the remaining life of the transaction.

Given the structure of the securitization transactions, NovaStar expects that a portion of its 2006 taxable income will be considered excess inclusion income. Tax exempt entities that receive these dividends may be subject to income tax on the portion of NovaStar’s dividends that constitute excess inclusion income as unrelated business taxable income.

“It is our understanding that 2006 dividends, which relate to the distribution of 2005 taxable income, will not be impacted by the excess inclusion generated in 2006. As disclosed previously, 2006 dividends will initially be applied to our obligation to disburse 2005 taxable income. It is estimated that $209 million in 2005 taxable income remains to be distributed. We recommend that current and prospective shareholders seek counsel from their individual tax advisor with respect to this matter,” Metz added.

In a securitization structured as a financing, no gain is recognized at the time of securitization, the mortgage loans remain on the balance sheet and the asset-backed bonds issued to third parties are recorded as debt. Income recognized using this structure will more closely follow cash flow trends. In addition, the company will be required to establish an initial loan loss reserve at the time of the securitization and maintain that reserve at an appropriate level in future periods.

NovaStar has typically qualified for sale accounting treatment when securitizing mortgage assets. In a sale, a gain is recognized at the time of securitization, the mortgage loans are removed from the balance sheet and new mortgage securities (retained interests) are recorded on the balance sheet. Income is accrued through the life of the securities using a level yield method.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities;

increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424